UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: March 5, 2007
Date of Earliest Event Reported: February 28, 2007
Commission file number 1-10948
OFFICE DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	59-2663954

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Old Germantown Road, Delray Beach, Florida	33445

(Address of principal executive offices)	(Zip Code)
(561) 438-4800
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
On February 28, 2007 (“Grant Date”), the Board of Directors (“Board”) of Office Depot, Inc. (the “Company”) voted to grant a special retention equity award (“Award”) to the Company’s Chairman and Chief Executive Officer, Steve Odland.
The Award consists of options to acquire shares of the Company’s stock (“Shares”) as follows:
1) An option to acquire 422,098 Shares at an option exercise price of $33.605 (the mean of the highest and lowest sale prices of the Company’s common stock, as reported on the New York Stock Exchange (“NYSE”) Composite Tape on the Grant Date), vesting 100% five years (the “Vesting Period”) from the Grant Date on February 28, 2012 (herein referred to as the “Vesting Date”); provided that Mr. Odland is still employed by the Company on the Vesting Date.
2) An option to acquire 422,097 Shares at an option exercise price of $33.605 (the mean of the highest and lowest sale prices of the Company’s common stock, as reported on the NYSE Composite Tape on the Grant Date), vesting 100% on the Vesting Date; provided however that such option to acquire Shares (the “Performance Option Shares”) shall vest on the Vesting Date only if the average closing price of a share of common stock of the Company shall equal or exceed 150% of the option exercise price (or $50.407 per share) for a period of at least ninety (90) consecutive calendar days on the NYSE during the Vesting Period (subject to equitable adjustment in the event of any change in the outstanding common stock of the Company by reason of any stock dividend, stock split, reorganization, recapitalization, merger, consolidation, spin-off, combination, transaction, exchange of common stock or other corporate exchange or any extraordinary distribution to shareholders of the Company), and provided that Mr. Odland is still employed by the Company on such Vesting Date. If the performance goals described herein are not achieved during the Vesting Period, the Performance Option Shares shall be forfeited without consideration.
3) In the event of a Change in Control of the Company (as defined in Mr. Odland’s Employment Agreement previously filed with the Securities and Exchange Commission), the entire Award shall vest on the date that is one day prior to the date of the Change in Control. In the case of the Performance Option Shares, the Award shall vest on the date that is one day prior to the date of the Change in Control regardless of whether the performance metrics set out in paragraph two above have been met.
4) The Award is set forth in a special equity award letter agreement (“Award Agreement”), a copy of which is attached hereto and incorporated by this reference herein.
5) The Award has a Grant Date value of $10 million, calculated using the Black Scholes Option Pricing Model.
Reasons for the Award. The Compensation Committee and the Board of Directors (“Board”) believe it is of critical importance to the continued and future success of the Company, and the enhancement of shareholder value, that the Company has a highly qualified and experienced

Chief Executive Officer (“CEO”). The hiring and retention of such a highly qualified and experienced CEO is the first responsibility of the Board. Furthermore, the Compensation Committee and the Board are fully aware of the highly competitive environment for CEO’s in the retail industry, as evidenced by recent changes in top management at a number of leading retail firms. The Compensation Committee and Board believe that the recent business success of Office Depot, Inc. since Mr. Odland became the Company’s Chairman and CEO are well known to shareholders, the investment community, other companies and their boards. Therefore, the Committee and Board believe that it is crucial to the continued success of the Company that they take steps to incentivize Mr. Odland to make a long term commitment to the Company. They believe that the Award is a significant incentive for Mr. Odland to continue to serve in his current roles at Office Depot at least for the duration of the Vesting Period.
The Committee and Board also believe that the Award is in the best interest of the Company’s shareholders because:
a)	the Award is a long term equity award that is realized only if Mr. Odland remains with the Company at least for the duration of the Vesting Period of five years (absent a change in control occurring prior to such time);

b)	the Award is performance based in that the entire Award will have no value unless there is appreciation in the fair market value of the Company’s stock;

c)	one-half of the Award requires attainment of a substantial additional performance hurdle as it will be earned only if the fair market value of the Company’s stock equals or exceeds 150% of the exercise price of the Award for a significant period of time over the next five years. This would mean that the stock price would have to close at an average price of $50.407 per share for a period of ninety (90) consecutive calendar days, thus affording a substantial increase in shareholder value that benefits all of the Company’s shareholders; and

d)	by using stock options rather than restricted stock, there is no residual value in the Award without performance.
Award Agreement. The foregoing description of the Award is qualified in its entirety by reference to the actual Award Agreement, a copy of which is attached to this Current Report on Form 8-K as an exhibit.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1.1	Award Agreement between Steve Odland and Office Depot, Inc. dated March 2, 2007

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.
Date: March 5, 2007	By:	/s/ DAVID C. FANNIN
David C. Fannin
Executive Vice President and General Counsel

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